                                 EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into by and between Henry T. Harbin, M.D., an individual ("Officer"), and Magellan Health Services, Inc., a Delaware corporation ("Employer").

     WHEREAS, Employer desires to retain the services of Officer and Officer desires to render services to Employer; and

     WHEREAS, Officer has been employed by Green Spring Health Services, Inc. ("Green Spring") and, in that regard, has entered into written agreements with Green Spring including, but not limited to, that certain Employment Agreement of February 28, 1996, that certain letter agreement of November 9, 1993, and that certain amendment to the letter agreement which amendment is dated September 19, 1994; and

     WHEREAS, Officer likewise has entered into a certain Compensation Agreement with Employer dated September 30, 1996; and

     WHEREAS, Officer and Employer intend to enter into this Agreement for purposes of, among other things, documenting the terms of Officer's employment with Employer and terminating any and all remaining obligations of Green Spring or Employer as set forth in prior agreements;

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

                                STATEMENT OF AGREEMENT

     1. Employment. Employer agrees to employ Officer, and Officer accepts such employment in accordance with the terms of this Agreement, for an initial term of three years commencing as of March 18, 1998 and ending, unless terminated earlier in accordance with the provisions of this Agreement, on March 17, 2001.

     2. Position and Duties of Officer. Officer will serve as President and Chief Executive Officer of Employer and, subject to election by the shareholders of Employer, a member of the Board of Directors. Employer agrees that Officer's duties under this Agreement will be the usual and customary duties of a Chief Executive Officer and, consistent with the foregoing, as are determined from time to time by the Board of Directors, and will not be inconsistent with the provisions of the Certificate of Incorporation of Employer or applicable law.

     3.   Time Devoted and Location of Officer.

          (a) Officer will devote his full business time and energy to the business affairs and interests of Employer and will use his best efforts and abilities to promote Employer's interests. Officer agrees that he will diligently endeavor to perform services contemplated by this Agreement in a manner consistent with his corporate title and in accordance with the policies and directives established by Employer's Board of Directors.

          (b) Officer's primary business office will be located in Columbia, Maryland.

          (c) Officer may serve as an officer, director, agent or employee of any direct or indirect subsidiary or other affiliate of Employer but may not serve as an officer, director, agent or employee of any other business enterprise without the written approval of the Board; provided, that Officer may make and manage personal business investments of his choice (and, in so doing, may serve as an officer, director, agent or employee of entities and business enterprises that are related to such personal business investments) and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining such written approval of the Board, if such activities and services do not significantly interfere or conflict with the performance of his duties under this Agreement.

     4.   Compensation.

          (a) Base Salary. Employer will pay Officer a base salary in the amount of Seven Hundred Thousand Dollars per year, which amount will be paid in semi-monthly intervals less appropriate withholdings for federal and state taxes and other deductions authorized by Officer. Such salary will be subject to review and adjustment by Employer's Board of Directors, or its Compensation Committee, from time to time consistent with prevailing practices of Employer.

          (b) Signing and Retention Bonus. Officer will receive a signing/retention bonus of Seven Hundred Thousand Dollars. This bonus will be paid in the following manner: fifty percent upon Officer's execution of this Agreement and fifty percent on March 18, 1999. Officer understands that he will not be entitled to receive the second payment of this bonus if his employment with Employer is terminated prior to March 18, 1999 pursuant to Sections 6(a)(iii), 6(a)(iv) or 6(a)(v).

          (c) Annual Bonus. Officer also will be eligible to receive an annual bonus in an amount between fifty percent and one hundred percent of his base salary conditioned upon he and/or Employer meeting certain goals or objectives to be established for this purpose by the Board or its Compensation Committee.

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

          (d) Stock Options. Upon his execution of this Agreement, Officer will receive a grant for 200,000 stock options under the 1998 Magellan Health Services, Inc. Stock Option Plan. These stock options will all be priced at $22.4688 and will vest as follows: 66,667 options on March 18, 1998; 66,666 options on March 18, 1999; and 66,666 options on March 18, 2000. Except as provided in this Section, the terms and conditions of the stock options awarded to Officer pursuant to this Agreement will be governed by any applicable stock option agreement between Officer and Employer and by the 1998 Magellan Health Services, Inc. Stock Option Plan.

          (e) Executive Benefits. Officer will be eligible to participate in Employer's Executive Benefit Plan commensurate with his position. Officer will receive separate information detailing the terms of the Executive Benefit Plan and the terms of that plan will control. Officer also will be eligible to participate in any applicable annual incentive plan and stock option plan. Officer will be entitled during the term of this Agreement to such other benefits of employment with Employer as are now or may later be in effect for salaried officers of Employer at Officer's level.

     5. Expenses. During the term of this Agreement, Employer will reimburse Officer promptly for all reasonable travel, entertainment, parking, business meetings and similar expenditures incurred in pursuance and furtherance of Employer's business upon receipt of reasonable supporting documentation as required by Employer's policies applicable to its officers generally.

     6.   Termination.

          (a) Termination Due to Resignation and Termination For Cause. Except as otherwise set forth in this Agreement, this Agreement, Officer's employment, and all of Officer's rights to receive compensation and benefits from Employer, will terminate upon the occurrence of any of the following events: (i) the effective date of Officer's resignation without good reason, or (ii) termination for cause at the discretion of Employer under the following circumstances:

               (i)   The death of Officer;

               (ii)  The disability of Officer as defined in Section 6(d);

               (iii) The deliberate and intentional refusal to perform Officer's duties for Employer as provided in Sections 2 or 3. If Employer determines that Officer has deliberately or intentionally failed to perform his duties for Employer as provided in Sections 2 or 3, Employer will notify Officer in writing of the reasons for its determination and will provide Officer a reasonable period in which to either contest the determination or to correct the defects in performance, but in no event more than thirty days;

               (iv) Officer has breached or otherwise failed to comply with the provisions of Section 9; or

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               (v)  Officer has committed an act of dishonesty, fraud,
misrepresentation or other acts of moral turpitude which in the reasonable opinion of the Board of Directors of Employer causes it to conclude that the continuation of employment is not in the best interest of Employer.

          (b) Termination Without Cause. Employer may terminate this Agreement without cause at any time by giving thirty days' prior written notice to Officer. If Employer terminates this Agreement without cause, Employer may direct Officer to immediately cease providing services. If Employer terminates this Agreement without cause, Employer will pay to Officer an amount equal to three times his base salary. This amount will be paid as follows: (i) Officer will receive a lump sum payment in an amount equal to two times his base salary, less taxes and other normal withholdings, immediately upon the effective date of his termination, and (ii) Officer will receive an amount equal to his base salary, less taxes and other normal withholdings, to be paid in accordance with Employer's normal payroll procedures over a period of one year immediately following the effective date of Officer's termination. In addition, any stock option or other stock-based compensation plan will be governed by the terms of such plans (and any related stock option or similar agreements) and the portion or portions of any bonus or other cash incentive compensation that had been accrued with respect to Officer on the books of Employer through the date of termination pursuant to this Section 6(b) or otherwise will be paid to Officer in accordance with the applicable plan.

          (c) Termination by Officer for Good Reason. Officer may terminate this Agreement, and his employment with Employer, for "good reason" upon the occurrence of any of the following:

               (i) the assignment to Officer of any duties inconsistent with the status of President and Chief Executive Officer of Employer, or a substantial alteration in the nature or status of his responsibilities from those in effect upon his execution of this Agreement;

               (ii) a reduction by Employer of Officer's annual base salary as in effect from time to time during the term of this Agreement;

               (iii) the failure of Employer to comply with Section 4; or

               (iv)  any material breach of this Agreement by Employer.

     Prior to terminating this Agreement pursuant to this Section, Officer will give to Employer written notice of his "good reason" for terminating this Agreement and provide Employer with a reasonable period in which to contest or correct the "good reason", but in no event less than thirty days. In the event of a termination for "good reason" pursuant to this Section, Officer will be entitled to receive all compensation and benefits provided for in this Agreement for a termination by Employer without cause.

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          (d)  Disability.  Officer will be deemed to be "disabled" or to suffer from a "disability" within the meaning of Section 6(a)(ii) if, because of a physical or mental impairment, Officer has been unable to perform the essential functions of his position for a period of 180 consecutive days, or if Officer reasonably can be expected to be unable to perform the essential functions of his position for such period. "Essential duties" include, without limitation, travel to company meetings and functions, and all other duties customarily performed by corporate executives generally occupying similar positions as Officer. Upon termination of Officer's employment pursuant to Section 6(a)(ii), Officer will be entitled to receive from Employer an amount equal to sixty percent of Officer's base salary payable over the greater of the two years immediately following Officer's termination or the remainder of the term of this Agreement.

          (e) Effect of Termination. Except as otherwise provided for in this Section 6, upon termination of this Agreement, all rights and obligations under this Agreement will cease except for the rights and obligations under Sections 4 and 5 to the extent Officer has not been compensated or reimbursed for services performed prior to termination (the amount to be prorated for the portion of the pay period prior to termination); the rights and obligations under Sections 7, 8, 9, 10 and 11; and all procedural and remedial provisions of this Agreement. A termination of this Agreement will constitute a termination of Officer's employment with Employer.

         (f) Termination Upon a Change of Control. Officer will be entitled to terminate this Agreement upon a change of control and, subject to Section 7 hereof, will be entitled to all of the salary, benefits and other rights provided in this Agreement as though the termination had been initiated by Employer without cause. For purposes of this Agreement, a change of control will take place upon the occurrence of any of the following events: (a) the acquisition after the beginning of the term of this Agreement in one or more transactions of beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person or entity (other than Officer) or any group of persons or entities (other than Officer) who constitute a group (within the meaning of Rule 13d-5 of the Exchange Act) of any securities of Employer such that as a result of such acquisition such person or entity or group beneficially owns (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) more than fifty percent of Employer's then outstanding voting securities entitled to vote on a regular basis for a majority of the Board of Directors of Employer; or (b) the sale of all or substantially all of the assets of Employer (including, without limitation, by way of merger, consolidation, lease or transfer) in a transaction (except for a sale-leaseback transaction) where Employer or the holders of common stock of Employer do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the Board of Directors of the acquiring entity or of an affiliate which controls the acquiring entity, or (ii) securities representing a majority of the equity interest in the acquiring entity or of an affiliate that controls the acquiring entity, if other than a corporation.

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

     7. Mandatory Reduction of Payments in Certain Events if a Change of Control Occurs prior to January 1, 1999.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event a Change of Control shall occur prior to January 1, 1999 and it shall be determined that any payment or distribution by Employer to or for the benefit of Officer (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be subject to the excise tax (the "Excise Tax") imposed by
Section 4999 of the Internal Revenue Code of a 1986, as amended (the "Code"), then, prior to the making of any Payment to Officer, a calculation shall be made comparing (i) the net benefit to Officer of the Payment after payment of the Excise Tax, to (ii) the net benefit to Officer if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the "Reduced Amount"). In that event, Officer shall direct which Payments are to be modified or reduced.

          (b) The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to
Section 7(a)(i) and (ii) above shall be made by Employer's regular independent accounting firm or, at the election of Officer, another nationally recognized independent accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations. All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any determination by the Accounting Firm shall be binding upon Employer and Officer. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments which Officer was entitled to, but did not receive pursuant to Section 7(a), could have been made without the imposition of the Excise Tax ("Underpayment"). In such event, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Officer, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

     8. Certain Additional Payments by Employer in the event of a Change of Control on or after January 1, 1999.

          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event a Change of Control shall occur on or after January 1, 1999 and it shall be determined that any payment or distribution by Employer to or for the benefit of Officer (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Officer with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Officer shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that

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after payment by Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Employer's regular independent accounting firm or, at the election of Officer, another nationally recognized independent accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to Employer and Officer within 15 business days of the receipt of notice from Officer that there has been a Payment, or such earlier time as is requested by Employer. All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any determination by the Accounting Firm shall be binding upon Employer and Officer. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to
Section 8(c) and Officer thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Officer, together with interest, from the time of payment by Officer of such Excise Tax, at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

          (c) Officer shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Officer is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Officer shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Officer in writing prior to the expiration of such period that it desires to contest such claim, Officer shall:

               (i) give Employer any information reasonably requested by Employer relating to such claim,

               (ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney
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reasonably selected by Employer, and designating such attorney as authorized to act on Officer's behalf with respect to such examination, if necessary, through a power of attorney,

               (iii) cooperate with Employer in good faith in order effectively to contest such claim, and

               (iv) permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Officer harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 8(c), Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Officer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Officer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Officer to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Officer, on an interest-free basis and shall indemnify and hold Officer harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Officer with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by Officer of an amount advanced by Employer pursuant to Section 8(c), Officer becomes entitled to receive any refund with respect to such claim, Officer shall (subject to Employer's complying with the requirements of Section 8(c)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Officer of an amount advanced by Employer pursuant to Section 8(c), a determination is made that Officer shall not be entitled to any refund with respect to such claim and Employer does not notify Officer in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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

     9.   Protection of Confidential Information/Non-Competition/
Non-Solicitation.

     Officer covenants and agrees as follows:

          (a) During the term of this Agreement and continuing for a period of two years after the expiration or termination of this Agreement for any reason, Officer will not use or disclose, directly or indirectly, for any reason whatsoever or in any way, other than at the direction of Employer during the course of Officer's employment or, thereafter, upon receipt of the prior written consent of Employer, any confidential business information, information that derives economic value from not being generally known to the public, or trade secrets of Employer or any corporate affiliate or subsidiary, including, but not limited to: lists of past, current or potential customers; all systems, manuals, materials, processes and other intellectual property of any type used in connection with business operations; financial statements, cost reports and other financial information; contract proposals and bidding information; rate and fee structures; policies and procedures developed as part of a confidential business plan; and management systems and procedures, including manuals and supplements ("Confidential Information"). The obligation not to use or disclose any of the Confidential Information will not apply, to: (i) any Confidential Information known by Officer before commencing employment with Employer and any predecessor or affiliated entities of Employer, or (ii) Confidential Information which Officer obtains from a third party, provided Officer has no actual or constructive knowledge or reason to suspect that the third party obtained the Confidential Information by wrongful or inappropriate means, or (iii) as to times following the termination of the employment of Officer with Employer, any information that is or becomes public knowledge, through no unauthorized action or inaction of Officer, and that may be utilized by the public without any direct or indirect obligation to Employer, but the termination of the obligation for non-use or nondisclosure by reason of such information becoming public knowledge will run only from the date such information becomes public knowledge. The provisions above will be without prejudice to any rights or remedies of Employer under any state or federal law protecting trade secrets or confidential information.

          (b) During the term of this Agreement and continuing for a period of two years after the expiration or termination of this Agreement for any reason, Officer will not, within a radius of fifty miles of any operation of Employer or a corporate affiliate or subsidiary of Employer involved in the same business as Employer, engage, directly or indirectly, as a manager, consultant, salesperson, officer, director or in any other role involving customer relations or senior management duties, in the business of behavioral or other specialty health managed care services. This prohibition will relate only to sites of operations of Employer or its corporate affiliates or subsidiaries existing as of the date of the making of this Agreement. The parties agree, however, that in consideration of the covenants made by Employer in this Agreement, Employer will be entitled to provide an updated list on an annual basis of sites of operations of Employer and its corporate affiliates and subsidiaries which updated list will then constitute the pertinent sites for interpreting the geographic scope of the restrictions set forth in this Section. No failure to provide such a

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list, however, will establish a waiver or prejudice Employer's right to provide a list at a later time.

          (c) During the term of this Agreement and continuing for a period of two years after the expiration or termination of this Agreement for any reason, Officer will not solicit, or attempt to solicit, any current or prospective customer of Employer or of any corporate affiliate or subsidiary of Employer involved in the same business as Employer for the purpose of promoting the delivery of behavioral or other specialty health managed care services by an entity or person(s) other than Employer or a corporate affiliate or subsidiary of Employer. For purposes of this Section, the term "current customer" is defined as any entity or person(s) with whom Employer or its corporate affiliates or subsidiaries has provided, or has contracted to provide, behavioral or other specialty health managed care services during the year preceding the expiration or termination of Officer's employment with Employer provided Officer either has had personal contact with such customer or received confidential business information about such customer. For purposes of this Section, the term "prospective customer" is defined as (i) any entity or person(s) with whom Employer or its corporate affiliates or subsidiaries have actively solicited or made presentations or proposals to, or negotiated with, to provide behavioral or other specialty health managed care services during the year preceding the expiration or termination of Officer's employment with Employer provided Officer had personal contact with such prospective customer or received confidential business information about such prospective customer, or (ii) any entity or person(s) with respect to which Officer was actively engaged in the planning or targeting of such entity or person(s) for purposes of soliciting behavioral or other specialty health managed care services during the year preceding the expiration or termination of Officer's employment with Employer.

          (d) During the term of this Agreement and continuing for a period of one year after the expiration or termination of this Agreement for any reason, Officer will not, by himself or in conjunction with or on behalf of any other person or entity, directly or indirectly, solicit or induce any employee of Employer or any of its corporate affiliates or subsidiaries to terminate his or her employment with Employer or any of its corporate affiliates or subsidiaries. This prohibition will apply only to persons employed by Employer or any of its corporate affiliates or subsidiaries during the one year immediately prior to the expiration or termination of this Agreement.

          (e) Notwithstanding anything else set forth in this Agreement, Officer's compliance with the terms of this Section 9 is an express condition precedent to Officer's entitlement to any of the compensation and benefits set forth in this Agreement. Absent such compliance, Officer will gain no ownership or rights to said compensation and benefits.

     10. Work Made for Hire. Officer agrees that any written program materials, protocols, research papers and all other writings (the "Work"), which Officer develops for the use of Employer or a corporate affiliate or subsidiary during the term of this Agreement, will be considered "work made for hire" within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in

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Employer.  If, however, any court of competent jurisdiction finally declares that the Work is not or was not a work made for hire as agreed, Officer agrees to assign, convey, and transfer to the Employer all right, title and interest Officer may presently have or may have or be deemed to have in and to any such Work and in the copyright of such work including, but not limited to, all rights of reproduction, distribution, publication, public performance, public display and preparation of derivative works, and all rights of ownership and possession of the original fixation of the Work and any and all copies. Additionally, Officer agrees to execute any documents necessary for Employer to record and/or perfect its ownership of the Work and the applicable copyright. Notwithstanding anything to the contrary in this
Section 10, Section 10 will not apply to any writings Officer develops which are not for the use of Employer or a corporate affiliate or subsidiary or are in each instance specifically excluded in advance of publication from the coverage of the foregoing by Employer's Board of Directors.

     11. Property of Employer. Officer agrees that, upon the termination of this Agreement, Officer will immediately surrender to Employer all property, equipment, funds, lists, books, records and other materials of Employer or any corporate affiliate or subsidiary in Officer's possession or control.

     12. Governing Law. This Agreement and all issues relating to the validity, interpretation and enforcement of this Agreement will be governed by and interpreted under the laws of the State of Georgia except that the validity, interpretation and enforcement of the provisions of Section 9 will be governed by the laws of the State of Maryland.

     13. Remedies. Employer and Officer agree that an actual or threatened violation by Officer of the covenants and obligations set forth in Section 9, 10 and 11 will cause irreparable harm to Employer and that the remedy at law for any such violation will be inadequate. Officer agrees, therefore, that Employer will be entitled to appropriate equitable relief, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting a bond. The provisions of Sections 7, 8, 9, 10 and 11 will survive the termination of this Agreement in accordance with the terms set forth in each Section.

     14. Arbitration. Except for an action for injunctive relief as described in Section 13, any disputes or controversies arising under this Agreement will be settled by arbitration in Atlanta, Georgia, through the use of and in accordance with the applicable rules of the American Arbitration Association and pursuant to the Federal Arbitration Act. The determination and findings of such arbitrator(s) will be binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction.

______
Officer's
Initials

     15. Notices. Any notice or other communication required to be given to any party under this Agreement will be given in writing and will be deemed to have been fully

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

given (a) if mailed, first class mail, postage prepaid, five days after it is sent, (b) if sent by a nationally recognized next day delivery service that obtains a receipt on delivery, the day after it is sent, and (c) in any other case, when actually received. In each case, notice will be sent to the following address (or such other addresses as will be given in writing pursuant to this notice provision by any party to the other parties):



          To Officer:              Henry T. Harbin, M.D.
                                   2002 Sulgrave Avenue
                                   Baltimore, Maryland  21209

          To Employer:             Magellan Health Services, Inc.
                                   3414 Peachtree Road, N.E.
                                   Suite 1400
                                   Atlanta, Georgia  30326
                                   Attention:  Chairman, Board of Directors

          With a copy to:          Magellan Health Services, Inc.
                                   3414 Peachtree Road, N.E.
                                   Suite 1400
                                   Atlanta, Georgia  30326
                                   Attention:  General Counsel


     16. Headings. The headings of the Sections of this Agreement have been inserted for convenience of reference only and will not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

     17. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, if such reformation is allowable under applicable law.

     18. Binding Effect. This Agreement will be binding upon and will inure to the benefit of Employer's successors and assigns. This Agreement may not be assigned by Officer to any other person or entity but may be assigned by Employer to any subsidiary or affiliate of Employer or to any successor to or transferree of all, or any part, of the stock or assets of Employer.

     19. Employer Policies, Regulations and Guidelines for Officers. Employer may issue policies, rules, regulations, guidelines, procedures or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its officers. These materials are general guidelines for Officer's information and should not be construed to alter, modify or amend this Agreement for any purpose whatsoever.

     20. Negotiated Document. The parties acknowledge and agree that this Agreement has been arrived at through a process of negotiation and no one party should be deemed to be the drafter of this Agreement.

     21. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to the same subject matter unless expressly provided otherwise within this Agreement. Officer acknowledges and agrees that this Agreement supersedes and extinguishes all obligations owed to Officer under any prior agreement with Green Spring Health Services, Inc. or any other corporate affiliate or subsidiary of Employer. Officer and Employer acknowledge and agree that Employer's corporate affiliates and subsidiaries are express third party beneficiaries of this Agreement. Without limitation, this Agreement supersedes those agreements referenced in the second and third Whereas clauses of this Agreement. No amendment or modification of this Agreement will be valid unless made in writing and signed by each of the parties whose rights, duties or obligations would in any way be affected by an amendment or modification. No representations, inducements or agreements have been made to induce either Officer or Employer to enter into this Agreement other than those expressly set forth within this Agreement. Except as expressly set forth herein, this Agreement is the sole source of rights and duties as between Employer and Officer relating to the subject matter of this Agreement.

                            (signatures on following page)

     IN WITNESS WHEREOF, the parties have executed this Agreement on the 25th day of June, 1998.



                                        MAGELLAN HEALTH SERVICES, INC.

     /s/ Henry T. Harbin, M.D.          By:  /s/ Robert W. Miller
     _______________________________         _______________________________
     HENRY T. HARBIN, M.D.                   Robert W. Miller
                                             Chairman, Board of Directors



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